EXHIBIT 3

Pershing Square's aggressive approach could put the value of your investment at risk. Vote ADP Driving superior results thorugh market leadership and continuous innovation Vote ADP Like Comment Share October 13, 2017 Keep ADP moving forward. VoteADP.com